INVESTOR CONTACTS:

Todd Fromer / Garth Russell

KCSA Strategic Communications

(212) 896-1215 / (212) 896-1250

tfromer@kcsa.com / grussell@kcsa.com

4Kids Entertainment, Inc. Announces that the New York Stock Exchange Has Commenced Delisting Procedures with regard to the 4Kids Stock

NEW YORK, May 13, 2010 – 4Kids Entertainment, Inc. (NYSE: KDE), a global provider of children’s entertainment and merchandise licensing, today announced that the New York Stock Exchange had issued the following press release last night regarding the commencement of suspension procedures with respect to the 4Kids’ stock due to the Company’s failure to maintain average global market capitalization over a consecutive 30 trading day period of not less than $15 million.

“NYSE Moves to Remove 4Kids Entertainment, Inc. from the List”

NEW YORK, May 12, 2010 - NYSE Regulation, Inc. ("NYSE Regulation") announced today that it determined that the common stock of 4Kids Entertainment, Inc. (the "Company") -- ticker symbol KDE -- should be removed from the list. The Company has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation (the "Committee"). Should the Company request a review by the Committee, the date of such review will be announced. A suspension date will be announced at such time as i) the Company does not request a review by the Committee within 10 business days of this notice; ii) the subsequent review of the Committee determines that the Company should be suspended; iii) the Company is approved to commence trading in another securities marketplace or; iv) there are other material developments.

The decision to commence suspension procedures of the Company's common stock was reached in view of the fact that the Company has recently fallen below the New York Stock Exchange's ("NYSE") continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $15 million, which is the minimum threshold for listing. The Company had previously fallen below the NYSE's continued listing standards for average global market capitalization over a consecutive 30 trading day period of not less than $50 million and total stockholders' equity of not less than $50 million and was in the process of submitting business plan materials for our review.

Application to the Securities and Exchange Commission to delist the issue is pending the outcome of the appeal process.

The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.”

The Company will be deciding within the next 10 business days whether to request a review of the determination by the New York Stock Exchange. If the Company does not request a review or if the 4Kids stock is suspended from trading on the New York Stock Exchange, it is expected that the Company will make arrangements for the 4Kids Entertainment, Inc. stock to trade on the over-the-counter market.

About 4Kids Entertainment, Inc.

With U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Websites to support 4Kids’ owned or represented properties, and produces and markets collectible trading card games. Additionally, the Company programs and sells the national advertising time in “TheCW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate Website and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.